UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2011

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities

As previously reported, on June 16, 2011 PPL Corporation (“PPL” or the “Company”) and its indirect wholly owned subsidiary PPL WEM Holdings plc (“WPD”) published the new organizational structure (the “Reorganization”) that will comprise the reorganized former Central Networks electricity distribution businesses in the Midlands region of the U. K. (the “Midlands Companies”).

As previously reported, it is currently estimated that approximately 600 to 800 of the Midlands Companies’ employees will leave the group as a result of the Reorganization.  The actual number of employees leaving the group will depend, in part, on the number of people who accept positions they are offered and on the number who elect voluntarily to accept severance compensation.  At present, it remains not possible to reliably predict the cost of severance compensation, early retirement deficiency costs or legal and administrative expenses to be incurred, as the amount of each of those cost categories will depend on the number of persons leaving the company, their current compensation level, years of service, age and the terms of the applicable pension plan in which they participate.

Although at present the severance costs, early retirement deficiency costs and legal and administrative expenses to be incurred in connection with the Reorganization cannot be reliably estimated, and as a result it is also not possible at this time to reliably estimate the total cost to implement the Reorganization or the amount of any related future charges to earnings, WPD does not expect Reorganization costs to exceed $140 million.

PPL anticipates that the costs associated with severance compensation, early retirement deficiency costs and legal and administrative expenses will be known or reliably estimable later in the third quarter of 2011, and PPL will file an amendment to this Report on Form 8-K at such time as such costs or estimates, together with the anticipated total cost and charge to earnings associated with implementation of the Reorganization, are available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

Dated:  August 4, 2011